Inuvo Reports Revenue Increase of 16.8% for Q2 2017

Little Rock, AR, August 8, 2017 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology company, today reported its results of operations for the second quarter of 2017, announcing revenue of $18.3 million, up 16.8% year-over-year and adjusted EBITDA of $0.2 million.

“We’ve been focused throughout the first half of the year on the integration of the business we acquired in February and I couldn’t be more pleased with how the cultures and operations have come together. We have a stronger and more innovative organization as a result.” stated Rich Howe, Chairman and CEO of Inuvo. “Revenue from the acquisition started out slower than expected at roughly $800K per month but has been growing off that base with monthly revenue now exceeding $1.3 million, a positive growth trajectory, and solid gross margins. With this integration behind us, we enter the strongest part of our year able to focus on growth with our first week of August daily revenue averaging $218 thousand dollars per day.”

Second Quarter 2017 Financial Highlights

•	Revenue was up 16.8% to $18.3 million compared to $15.6 million last year.

•	Adjusted EBITDA was $0.2 million compared to $0.3 million last year.

•	Adjusted EBITDA per share was unchanged from last year at $0.01 per share.

•	GAAP net loss was $1.4 million compared to $575,000 net loss last year.

•	GAAP net loss per share was $0.05 compared to $0.02 net loss per share last year.

•	Non-cash operating expenses and non-recurring acquisition costs totaled $1.5 million in the quarter.

•	Cash balance at June 30, 2017 was $3.7 million compared to $3.9 million at December 31, 2016.

•	The outstanding balance on the revolving credit bank facility at June 30, 2017 was $5.0 million.

•	Operating expenses were approximately $12.0 million compared to $12.3 million last year.

•	Hired an experienced Chief Revenue Officer to drive growth and manage customers.

•	Relocated the California office from Sunnyvale to San Jose.

Second Quarter 2017 Results Conference Call Information:
Date: Tuesday, August 8, 2017
Time: 4:15 p.m. ET
Domestic Dial-in number: 1-888-259-8544
International Dial-in number: 1-913-312-0958
Live webcast: http://public.viavid.com/player/index.php?id=125426

A telephone replay will be available through August 22, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 1976309 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo has the ability to serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the NetSeer business, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Net revenue	$18,271,181	$15,648,912	$35,487,043	$34,379,361
Cost of revenue	7,620,743	3,971,086	15,512,466	8,256,356
Gross profit	10,650,438	11,677,826	19,974,577	26,123,005
Operating expenses
Marketing costs	7,493,273	9,408,411	13,960,584	20,474,077
Compensation	2,301,696	1,577,950	4,689,407	3,322,718
Selling, general and administrative	2,165,180	1,298,310	4,283,298	2,530,048
Total operating expenses	11,960,149	12,284,671	22,933,289	26,326,843
Operating loss	(1,309,711)	(606,845)	(2,958,712)	(203,838)
Interest expense, net	(72,660)	(22,447)	(115,604)	(46,055)
Loss from continuing operations before taxes	(1,382,371)	(629,292)	(3,074,316)	(249,893)
Income tax benefit	-	56,221	-	48,986
Net loss from continuing operations	(1,382,371)	(573,071)	(3,074,316)	(200,907)
Net (loss) income from discontinued operations	-	(1,757)	(1,109)	353
Net loss	(1,382,371)	(574,828)	(3,075,425)	(200,554)
Earnings per share, basic and diluted
From continuing operations	($0.050)	($0.020)	($0.110)	($0.010)
From discontinued operations	-	-	-	-
Net loss	($0.050)	($0.020)	($0.110)	($0.010)
Weighted average shares outstanding
Basic	28,486,809	24,567,752	27,764,613	24,474,474
Diluted	28,486,809	24,567,752	27,764,613	24,474,474

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Loss from continuing operations before taxes	($1,382,371)	($629,292)	($3,074,316)	($249,893)
Interest expense, net	72,660	22,447	115,604	46,055
Depreciation	343,075	327,200	671,129	633,468
Amortization	398,617	234,294	763,738	468,588
Stock-based compensation	293,825	327,110	586,159	686,448
Non-recurring expense associated with acquiring NetSeer	441,041	-	996,467	-
Adjusted EBITDA	$166,847	$281,759	$58,781	$1,584,666

Reconciliation of Loss from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Company Contact:
Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Senior Vice President
212-896-1254
valter@kcsa.com